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                          POINTS OF TDA/ODA AGREEMENT

1. Mutual Agreement between ODA and TDA Life and Health to provide various insurance programs for members of the Oklahoma Dental Association.

2. ODA will lend its logo and implied name to TDA Life and Health to promote ODA approved programs.

3. No insurance programs or any other products may be promoted among ODA members that has not first been approved by the Board of Trustees of the ODA, and under normal circumstances after study and recommendation by the Sub Council on Insurance.

4. All changes in any approved program will come only after review of the Sub Council on Insurance and approval of the Board of Trustees.

5. No TDA Life and Health program will be marketed or sold to any dentist in Oklahoma who is not a member in good standing of the Oklahoma Dental Association.

6. TDA Life and Health agrees to inform delinquent members that their insurance will not be renewed if their membership in the ODA is not kept current. This should be done each year at such time as the ODA will provide TDA Life and Health a list of delinquent members.

7. ODA agrees to promote the ODA approved insurance program among its members and their employees.

8. TDA Life and Health agrees to exhibit at ODA Annual Meeting (at least on exhibit space).

9.       TDA Life and Health agrees to buy one full page ad in each quarterly
         Journal.

10. TDA Life and Health agrees to buy one-third page ad in each Talkback or ODA Newsletter.

11. ODA agrees to provide mailing address, act as a mailing house for TDA Life and Health for dentists to mail in claims and premiums at a reasonable cost to TDA Life and health. ODA will receive daily mail, log it so there is a record of mail received, package it and mail it to TDA Life and Health at its Houston address no later than the next work day and the same day when possible. A log of each mailing from ODA to TDA Life and Health will be kept in the event there is question about receipt of claim or premium or any other correspondence from the member dentists to ODA Administered Insurance programs or TDA Life and Health.



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         When a dentist calls the 1-800 number in Houston at no time will TDA
         Life and Health employees blame or accuse ODA employees for delay in mailing unless they can prove that correspondence has not been forwarded within the prescribed time above.

12. The total program is to be operated with the concept that ODA Administered Insurance programs is an ODA program, the Sub Council on Insurance stands between the member dentists and any insurance companies and carry out the understanding that the ODA Administered Insurance program is "Our" program. The ODA shall have the final decision of payment of denied claims with the understanding that cost for said payment will reflect back on the claims paid against the program.

13. TDA Life and Health will provide to ODA from time to time requested information to prove the financial stability of TDA Life and Health.

14. TDA Life and Health will provide to ODA no less than quarterly a report indicating:

                  A.       Number of insureds per program.
                  B.       Premium income for each program.
                  C.       Claims paid for each program.
                  D.       Claims made but not reported for each program.
                  E.       Reserves for unpaid claims.
                  F.       Administrative costs for each program.

15. TDA Life and Health will place a member of the ODA on the Board of Trustees of TDA Life and Health as an advisory member. TDA Life and Health will open an office in Oklahoma to administer the ODA Administered Insurance programs. ODA will purchase a reasonable amount of stock of TDA Life and Health.



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